Exhibit 10.66

Date: 19th Feb2007,

Ref: HRD/RECT/01/2007

Mr. M. Kalyansunduram,
Hyderabad

Dear M. Kalyansunduram,

In pursuance to our discussions and your willingness to offer your services to the Company, we are pleased to offer an appointment to you in our organization as VICE PRESIDENT, operating out of our facility at Hyderabad.

Your annual remuneration along with its breakup is attached herewith as in Annexure ‘A’ and your employment with the Company would be governed by the Terms and Conditions referred hereto in Annexure ‘B’.

Employment per this offer letter is subject to the accuracy of the information provided by you and the Company reserves its right to withhold this offer due to the reasons beyond its control and business contingencies.

You are requested to report at our office, situated at 5th Floor, I-labs Building, Plot no: 18, software units layout, Madhupur, Hyderabad on or before April 16th,2007 at 10.00 am and meet Mr. Sivaramakrishnan Kalyanaraman Vice President Global HR, for the completion of your joining formalities, failing which, this offer would automatically stand withdrawn unless consented to contrary by the Company.

Please sign the duplicate of this letter of offer and return it to us by Mrach’07 as a token of your acceptance of this offer and the terms and conditions of your employment with the Company.

As a new employee of Intelligroup, we look forward to a long and mutually fruitful association with you.

Yours Sincerely,

Sivaramakrishnan Kalyanaraman,
Vice President Global HR

Annexure A

Name	: M. Kalyansunduram
Designation	: VICE PRESIDENT

Base		Monthly (Rs.)	Annual (Rs.)
consisting of:
	Basic	222214	2666568
	HRA	88885	1066620
	Conveyance
	Allowance	800	9600
	Medical Allowance	1250	15000
	Special Allowance	109071	1308852

Sub Total 1		422220	5066640

Retrials
Consisting of:
	PF	26665	319980
	Gratuity***	10683	128196

Other Benefits
Consisting of:	Food*	1100	13200
	Insurance**	1000	12000

Sub Total 2		44448	533376

Performance Based Incentive***		116666	1399992

Cost to Company (CTC)		583334	7000008

*	Food Allowance will not be applicable while availing per diem / Project Allowance.
**	Insurance Covers Group Personal Accident, Group Life and Hospitalization.
***	As per Gratuity Laws.
**** You would be eligible for Performance Incentive based on your performance vis-à-vis the objectives / tasks assigned to you, the performance of your group / function and the organization’s performance. The amount shown is indicative of maximum earning potential. The performance incentive will be paid on an Half yearly basis
CTC P.A: 7000008/- (Rupees Seventy Lakh and Eigth only in words)

The above are subject to the policies of the organization, as applicable from time to time.

Sivaramakrishnan Kalyanaraman,
Vice President Global HR

Annexure B
TERMS & CONDITIONS OF EMPLOYMENT

1. Verification & submission of copies of certificates

You are required to produce all your certificates viz. Marks sheets, provisional certificates in support of your qualifications, experience, and also the relieving letter from your previous employer in original for our verification at the time of your joining and also submit one set of certified photocopies of the same for our records. List of the documents/certificates to be submitted on or before your date of joining are specified in Annexure ‘C’ herein. In addition, you would also be required to submit 3 passport size color photographs and a copy of your passport.

In case of your inability to produce the certificates/copies as mentioned above (excluding resignation acceptance letter from your previous employer), you are required to submit the same within one month of your joining the Company, failing which your employment may be terminated at the discretion of the Company. At the time of joining, it is mandatory that you should submit your resignation acceptance letter from your previous employer in the absence of your relieving letter.

2. Probation

You would be under probation for a period of Six (6) months from the date of your joining the Company. Your performance would be closely monitored during the probation period and such probation period may be shortened / extended depending on your performance and ability displayed during the probation period. During probation, if your performance is found to be satisfactory and you have been successful in the assignments assigned to you, your services may be confirmed.

3. Responsibilities

You would render all reasonable duties and functions expected of you which would include but not limited to Recruitment of Operations. During the tenure of your employment with the Company, you will devote your full time and abilities to the performance of the assignments assigned to you and agree to comply with Company’s existing and future policies as may be amended and supplemented from time to time.

4. Working Hours

You shall be present in the office during normal working hours or in shifts as may be communicated to you by your reporting manager. You may be required to come either early or stay late hours depending on the business needs and may have to work additional hours on request of Company’s clients. You shall provide details regarding utilization of your time by entering the same into Company’s time sheet “ESS” on a daily basis.

5. Statutory Deductions

Company will make necessary statutory deductions from your gross salary and directly pay on your behalf to the concerned authorities. In the instance where Company does not make such deductions, you agree to make such payments to the concerned authorities keeping the Company informed.

6. Insurance

You and your family members, as applicable, will receive Health and Welfare Insurance as per Company’s insurance scheme. Company reserves its right to terminate its participation in any of the schemes or substitute another scheme or alter the benefits available to you under any of the schemes. If the insurance company refuses to provide any relevant benefits to you under any applicable scheme for any reason, Company shall not be liable to provide or compensate you for the loss of such benefits.

7. Status Report

You will provide to the Company from time to time, with any reports that are deemed necessary, including but not limited to your work related activities and accomplishments.

8. Intellectual property Rights

You agree to disclose any invention, development, process, plan, design, formula, specification(s), or other matter of work whatsoever created, developed, or discovered by you, either alone or in concert, in the course of your employment and the same shall be the absolute property of the Company. Any Intellectual Property Rights and the rights to inventions arising out of your activities hereunder, or if ownership rights cannot be transferred under applicable law, any exploitation rights relating thereto, shall be transferred to the Company in accordance with the applicable law. You shall assist the Company in perfecting and protecting its Intellectual Property Rights.

9. Confidentiality

During your employment with the Company, you will work honestly, faithfully, diligently and efficiently in the interest of the Company. You are expected to maintain utmost secrecy with regard to the affairs of the Company (while during employment and thereafter) and shall keep confidential any and all information, instruments, documents, strategies, methodology etc., relating to the Company and or its Clients that may come to your knowledge as an employee of the Company. In this regard, you may be asked to execute / sign a Non Disclosure Agreement as may be required by the Company.

10. Code of Conduct

You shall conduct yourself in conformity with the code of conduct of the Company, as in force from time to time, a copy of which would be provided to you at the time of your joining and can also be viewed in Company’s intranet. Further, you shall carryout the instructions in letter & spirit, given by your superiors and shall not disobey the instructions given. You shall not indulge in any unethical practices like “go slow” or non-cooperation etc.

11. Restraints

A. Access to Information

Information is available on need to know basis for specified groups. The network file server is segregated to allow individual sectors for projects and units. Access to these are authorized through access privileges approved by the concerned.

B. Non disclosure

You are expected to maintain utmost secrecy with regard to the affairs of the Company and its business, activities, strategies, details of its clients etc and shall keep confidential any and all information, instruments, documents etc., relating to the Company and or its client(s) that may have come to your knowledge/possession as an Employee of the Company.

C. Non Compete

Your position with the Company calls for full time employment and you will devote yourself exclusively to the business of the Company. You will not take up any other work for remuneration (part time or otherwise) or work on advisory capacity or be interested directly or indirectly (except as shareholder or debenture holder) in any other trade or business, during your employment with the Company, without written permission from the Company. On leaving the services of the Company, you shall not take up a full-time/part-time employment with any of our customers and associates for a period of 1 year. You understand and agree that such restriction is reasonable and in the interest of the Company’s businesses.

D. Authorization

Only those authorized under specific authorization/resolution issued by the Board of Directors of the Company may sign legal documents, representing the Company.

E. Smoking

We owe and assure a smoke free environment for our employees. Barring some areas, the entire office premises including conference rooms, lobbies, Cafeteria is declared as “No-Smoking Zone”.

F. Passwords

Access to our network, development environment is through individual’s password. For security reasons, it is essential to maintain confidentiality of the same. If the password is forgotten, our TSS team is to be contacted to reset and allow you to have a new password.

G. Security

Security is an important aspect of Intelligroup`s communication and office infrastructure. If you wish to work late or early hours, you are requested to produce your identity card to the security personnel on demand.

If there is a need to take some of the equipments/infrastructure out of the office premises for any official purposes, you shall obtain the gate pass from the security staff.

The communication security is maintained by controlling physical access to computer systems, disabling all workstation floppy disk drives, pen/flash drives, and a Company-wide awareness about the need for protection of Intellectual property and sensitive customer information. For some projects, the Company uses sophisticated data encryption devices. You may not be allowed to download any files, images, data of the Company/its clients without specific permission from the concerned.

Your work table and storage space is lockable. Please ensure they are locked when unattended. Duplicate keys are maintained with the Administration department. One can take a duplicate key after signing for it for one’s own or team members’ table or storage.

H. Destroying Papers & Material

Any official communication, which is confidential in nature, shall be destroyed / shredded after the purpose is served and if such document/communication is not required for any repository purposes.

I. Use of Company Resources

You shall use any and all Company’s resources only for official purposes. Any misuse or breach committed would call for necessary disciplinary action including termination of employment with the Company.

12. Performance Review

Your performance would be reviewed periodically as per Company’s policies and may advice for any enhancement in your gross salary and re-designate your position with the Company. Such enhancement and re-designation would depend on your performance and your ability to accomplish the given assignments and your justification of your role in the Company and at Company’s discretion.

13. Statement of facts

It must be specifically understood that this offer is made based on your proficiency in technical/professional skills you have declared to possess as per the application. In case, at a later date, any of your statements/particulars furnished are found to be false or misleading, Company shall have the right to terminate your services forthwith and you shall be considered to have committed breach of Terms and Conditions of your employment.

14. Place of probation & transfer

Company shall have the right to decide the place of your probation and has the right to transfer you to any location, department, establishment. In such a case, you will be governed by the terms & conditions of service applicable to the new assignment without any financial loss.

15. Personal Indebtedness

Company shall not be responsible for any personal indebtedness or other liabilities incurred by you, during your employment with the Company. You understand and accept that you shall have no authority to pledge the credit of the Company to any person or entity without necessary written authorization from the designated official of the Company.

16. Indemnification

You shall indemnify, defend and hold Intelligroup Asia Private Limited, its officers, directors, associates and agents, harmless from any and all claims, causes of action, damages, obligations or liabilities or any kind or nature arising out of or connected with any act or omission of yourself during the course of your employment with the Company.

17. Termination Notice

Intelligroup is a “at will” employer and nothing contained herein or in any other agreement shall alter the “at will” employment relationship that exists between you and the Company. Your association with the Company is crucial and any severance without notice on your part would cause irreparable damage to the Company. During the period of your association with the Company, Company may dispense with your probation/services as the case may be by giving a written notice of 60 days. However, in the event of your committing any breach to the terms and conditions of your employment with the Company or due to business exigencies, your services may be terminated with immediate effect. In lieu of the notice, Company may pay you two month’s net salary and you may with a written notice of 60 days terminate your services with the Company.

18. General

The waiver by either party of a breach of any provision of the terms and conditions of employment shall not operate or be construed as a waiver of any subsequent breach. If any provision of the terms and conditions herein shall be declared to be illegal or unenforceable for any reason, the remaining provisions of the terms and conditions shall remain in full force and effect. The courts at Hyderabad shall have exclusive jurisdiction over this offer.

The above terms and conditions are based on Company policies, procedures and other rules currently applicable and are subject to amendments from time to time. These policies are available in Intelligroup’s Intranet ‘Connect’ and you are requested to visit the site to get updated with the changes from time to time. By signing a copy of this offer letter, you are consenting that you will visit ‘Connect’ and get familiarized with Company’s policies. You will abide by all other rules and regulations of the Company as shall be in force, from time to time.

In all matters, including those not specifically covered herein, such as traveling, Leave entitlement, etc., you would be governed by the rules of the Company which are available in the Company’s Intranet page ‘Connect’.

Any claim by you against the Company arising out of your employment / termination of employment shall be made in writing and served upon the Company within one month from the date of your leaving the Company. Any claim made by you beyond one month shall be waived by you and shall not effect or bind the Company with respect to such claim.

You shall not, without specific permission from the Company, accept or demand loans, gifts, any other benefits from the clients of the Company or any person(s) with whom you have official or business contacts in the context of your activities of the Company.

_____________________________________________________________________
I have read the above terms and conditions of Employment and hereby confirm strict adherence to the same.

Date: March 28, 2007.

Signature: /s/ Kalyan Sundaram Mahalingam

Place: Hyderabad, India